SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                   -----------


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   -----------



                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                NOVEMBER 13, 2000


                                GREEN MOUNTAIN POWER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     VERMONT                                    03-0127430
(STATE  OR  OTHER  JURISDICTION  OF  INCORPORATION)                      (I.R.S.
EMPLOYER  IDENTIFICATION  NUMBER)


                                          1-8291
                             COMMISSION FILE NUMBER


         163  ACORN  LANE,
                 COLCHESTER, VERMONT                       05446
      (ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)
(ZIP  CODE)





                                    (802) 864-5731
                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)













Item  5.  Other  Events-Announcement  of  Rate  Negotiations  Settlement.

               GMP  AND  VERMONT  DEPARTMENT  OF  PUBLIC  SERVICE
                            NEGOTIATE RATE SETTLEMENT

     COLCHESTER, Vt Green Mountain Power Corporation (NYSE: GMP) announced Monday that it has negotiated a final settlement with the Vermont Department of Public Service in the Company's pending rate case. Under the settlement, GMP's rates would increase 3.42 percent above existing rates, beginning with bills rendered January 23, 2001.

     GMP President and Chief Executive Officer Christopher L. Dutton said Monday, "Reaching a final agreement on GMP's rate case was crucial to GMP's continuing ability to have the financial ability to provide service. Also, this settlement, if approved by the Public Service Board, is a very important step in providing long- term stability for Vermont's electric utility industry."

     As part of the agreement, GMP has agreed not to request any further increase in electric rates prior to April 2002, unless certain substantially adverse conditions arise.

     "Over the past 18 months we have engaged in an extensive effort to reduce costs," explained Mr. Dutton. "GMP sold its corporate headquarters and re-engineered its internal processes, leveraging technology to improve service while lowering costs. Our new streamlined organization now operates with 195 employees, down from approximately 320 in June 1998. The result of this effort is savings of approximately $5 million a year in operating costs, and high customer service performance," Mr. Dutton said.

     The settlement acknowledges that GMP, over the past several years, has not collected in rates over $17 million in power supply costs related to Hydro Qu bec. The parties agreed that GMP will not be subject to further prudence penalties relating to the Vermont Joint Owners Hydro Qu bec contract, and that GMP's share of the Hydro Qu bec contract is used and useful. In the settlement, GMP agrees to write off approximately $3.2 million in certain regulatory assets in 2000, and further agrees to freeze its dividend at current levels until the Company successfully replaces current short-term credit facilities with either long-term debt or equity financings.

     "As a result of the resolution of the treatment of Hydro-Quebec costs, we have agreed to stay GMP's appeal to the Vermont Supreme Court of the Vermont Public Service Board's 1998 decision disallowing certain Hydro Qu bec costs, pending receipt of Board approval of the settlement" explained Mr. Dutton. GMP will continue to pursue all efforts to achieve cost-effective power supply cost reductions.

     Another important feature of the settlement is that GMP agrees to the Department of Public Service's request to eliminate seasonal rates as of April 2001. In addition, GMP has agreed to consult extensively with the Department of Public Service regarding capital spending commitments for upgrading GMP's electric distribution system. GMP and the Department also agreed to customer care and reliability performance standards, in a first step toward possible development of performance-based rate-making.

     "This rate case settlement is essential to the Company's long-term future and its restored financial health. A favorable decision by the Vermont Public Service Board approving the settlement would allow GMP an opportunity to achieve its allowed rate of return of 11.25 percent for 2001, and would help establish a foundation upon which GMP could seek the capital it needs to effectively serve its customers," Mr. Dutton observed.

      The average bill for a GMP residential customer using 500 kWh in a month would increase by $2.19 per month under the settlement. The average monthly bill for using 500 kWh would be $66.22, if the settlement is approved.

     Even with the increase, GMP customers will pay rates lower than the average of all other electric utilities in Vermont and near the average for all investor-owned electric utilities in New England.

      The settlement agreement does not involve all parties to the case and must be approved by the Vermont Public Service Board.

     Green Mountain Power Corporation is an investor-owned electric utility serving 84,000 customers in Vermont.


     For further information, please contact Dorothy Schnure, Manager, Corporate Communications for Green Mountain Power at 802-655-8418 or 802-482-2503 after 6:00 p.m.


ITEM  7.  FINANCIAL  STATEMENTS,  PRO  FORMA FINANCIAL INFORMATION AND EXHIBITS.
(a)  and  (b)  --not  applicable
(c)  Exhibits--not  applicable

     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN  MOUNTAIN  POWER  CORPORATION
-----------------------------------
                                         Registrant

By  /s/Nancy  Rowden  Brock
    -----------------------
NANCY ROWDEN BROCK, VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND CORPORATE SECRETARY

BY  /s/ROBERT  J.  GRIFFIN
    ----------------------
ROBERT  J.  GRIFFIN,  CONTROLLER

DATED:  November  13,  2000